Citigroup Global Markets Holdings Inc.	April 30, 2025 Medium-Term Senior Notes, Series N Pricing Supplement No. 2025-USNCH26834 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

Autocallable Contingent Coupon Equity Linked Securities Linked to the S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER Due May 7, 2035

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The securities offer the potential for periodic contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. In exchange for this higher potential yield, you must be willing to accept the risks that (i) your actual yield may be lower than the yield on our conventional debt securities of the same maturity because you may not receive one or more, or any, contingent coupon payments, (ii) the value of what you receive at maturity may be significantly less than the stated principal amount of your securities, and may be zero, and (iii) the securities may be automatically called for redemption prior to maturity beginning on the first potential autocall date specified below. Each of these risks will depend on the performance of the underlying specified below. Although you will have downside exposure to the underlying, you will not receive dividends with respect to the underlying or participate in any appreciation of the underlying.

▪	The underlying is highly risky because it may reflect highly leveraged exposure to any decline in the S&P 500 Futures Excess Return Index. The S&P 500 Futures Excess Return Index tracks futures contracts on the S&P 500® Index and is likely to underperform the S&P 500® Index because of an implicit financing cost. In addition, the underlying is subject to a decrement of 6% per annum, which will be a significant drag on its performance. You should carefully review the section “Summary Risk Factors—Risks relating to the S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER” in this pricing supplement.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying:	The S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER
Stated principal amount:	$1,000 per security
Strike date:	April 28, 2025
Pricing date:	April 30, 2025
Issue date:	May 2, 2025
Valuation dates:	August 4, 2025, November 3, 2025, February 2, 2026, May 4, 2026, August 3, 2026, November 2, 2026, February 2, 2027, May 3, 2027, August 2, 2027, November 2, 2027, February 2, 2028, May 2, 2028, August 2, 2028, November 2, 2028, February 2, 2029, May 2, 2029, August 2, 2029, November 2, 2029, February 4, 2030, May 2, 2030, August 2, 2030, November 4, 2030, February 3, 2031, May 2, 2031, August 4, 2031, November 3, 2031, February 2, 2032, May 3, 2032, August 2, 2032, November 2, 2032, February 2, 2033, May 2, 2033, August 2, 2033, November 2, 2033, February 2, 2034, May 2, 2034, August 2, 2034, November 2, 2034, February 2, 2035 and May 2, 2035 (the “final valuation date”), each subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	Unless earlier redeemed, May 7, 2035
Contingent coupon payment dates:	The third business day after each valuation date, except that the contingent coupon payment date following the final valuation date will be the maturity date
Contingent coupons:	On each contingent coupon payment date, unless previously redeemed, the securities will pay (i) a contingent coupon equal to 1.25% of the stated principal amount of the securities (equivalent to a contingent coupon rate of 5.00% per annum) (the “first contingent coupon”) if and only if the closing value of the underlying on the immediately preceding valuation date is greater than or equal to the lower coupon barrier value and (ii) an additional contingent coupon equal to 3.00% of the stated principal amount of the securities (equivalent to a contingent coupon rate of an additional 12.00% per annum) (the “second contingent coupon”) if and only if the closing value of the underlying on the immediately preceding valuation date is greater than or equal to the upper coupon barrier value. If the closing value of the underlying on any valuation date is less than the lower coupon barrier value, you will not receive any contingent coupon payment on the immediately following contingent coupon payment date, and if the closing value of the underlying on any valuation date is greater than or equal to the lower coupon barrier value but less than the upper coupon barrier value, you will receive only the first contingent coupon on the immediately following coupon payment date.
Payment at maturity:

If the securities are not automatically redeemed prior to maturity, you will receive at maturity for each security you then hold (in addition to the final contingent coupon payment(s), if applicable):

▪ If the final underlying value is greater than or equal to the final barrier value:

$1,000

▪ If the final underlying value is less than the final barrier value:

$1,000 + ($1,000 × the underlying return)

If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity, and you will not receive any contingent coupon payment at maturity (including any previously unpaid contingent coupon payments).

Initial underlying value:	371.9294, the closing value of the underlying on the strike date
Final underlying value:	The closing value of the underlying on the final valuation date
Lower coupon barrier value:	185.965, 50.00% of the initial underlying value
Upper coupon barrier value:	100% of the initial underlying value
Final barrier value:	185.965, 50.00% of the initial underlying value
Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per security:	$1,000.00	$50.00	$950.00
Total:	$5,000,000.00	$250,000.00	$4,750,000.00

(Key Terms continued on next page)

(1) On the date of this pricing supplement, the estimated value of the securities is $865.10 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-04-10 dated March 7, 2023       Underlying Supplement No. 11 dated March 7, 2023
Prospectus Supplement and Prospectus each dated March 7, 2023

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

KEY TERMS (continued)
Contingent coupon memory feature:

If the condition for receiving the first contingent coupon (as specified above) is not satisfied on one or more valuation dates but is satisfied on a subsequent valuation date, your contingent coupon payment for that subsequent valuation date will include all previously unpaid first contingent coupon payments (without interest on amounts previously unpaid).  However, if the condition for receiving the first contingent coupon is not satisfied on a valuation date and remains unsatisfied on each subsequent valuation date, you will not receive the unpaid first contingent coupon payments in respect of those valuation dates.

If the condition for receiving the second contingent coupon (as specified above) is not satisfied on one or more valuation dates but is satisfied on a subsequent valuation date, your contingent coupon payment for that subsequent valuation date will include all previously unpaid second contingent coupon payments (without interest on amounts previously unpaid).  However, if the condition for receiving the second contingent coupon is not satisfied on a valuation date and remains unsatisfied on each subsequent valuation date, you will not receive the unpaid second contingent coupon payments in respect of those valuation dates.

Automatic early redemption:	If, on any potential autocall date, the closing value of the underlying is greater than or equal to the initial underlying value, each security you then hold will be automatically called on that potential autocall date for redemption on the immediately following contingent coupon payment date for an amount in cash equal to $1,000.00 plus the related contingent coupon payments otherwise due. The automatic early redemption feature may significantly limit your potential return on the securities. If the underlying performs in a way that would otherwise be favorable, the securities are likely to be automatically called for redemption prior to maturity, cutting short your opportunity to receive contingent coupon payments. In particular, if the condition for receiving the second contingent coupon is satisfied on any valuation date that is also a potential autocall date, the securities will be automatically called for redemption on the related contingent coupon payment date, and no further payments will be made on the securities. The securities may be automatically called for redemption as early as the first potential autocall date specified below.
Potential autocall dates:	The valuation dates scheduled to occur on May 3, 2027, August 2, 2027, November 2, 2027, February 2, 2028, May 2, 2028, August 2, 2028, November 2, 2028, February 2, 2029, May 2, 2029, August 2, 2029, November 2, 2029, February 4, 2030, May 2, 2030, August 2, 2030, November 4, 2030, February 3, 2031, May 2, 2031, August 4, 2031, November 3, 2031, February 2, 2032, May 3, 2032, August 2, 2032, November 2, 2032, February 2, 2033, May 2, 2033, August 2, 2033, November 2, 2033, February 2, 2034, May 2, 2034, August 2, 2034, November 2, 2034 and February 2, 2035
Underlying return:	(i) The final underlying value minus the initial underlying value, divided by (ii) the initial underlying value
CUSIP / ISIN:	17333J3V0 / US17333J3V08
PS-2

Citigroup Global Markets Holdings Inc.

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of the underlying will be determined and about adjustments that may be made to the terms of the securities upon the occurrence of market disruption events and other specified events with respect to the underlying. The accompanying underlying supplement contains important disclosures regarding the S&P 500® Index, on which the S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER is ultimately based. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

PS-3

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The examples in the first section below illustrate how to determine whether any contingent coupons will be paid (and whether any previously unpaid contingent coupon payments will be paid) and whether the securities will be automatically called for redemption following a valuation date that is also a potential autocall date. The examples in the second section below illustrate how to determine the payment at maturity on the securities, assuming the securities are not automatically redeemed prior to maturity. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of any payment that may be made on the securities.

The examples below are based on the following hypothetical values and do not reflect the actual initial underlying value, lower coupon barrier value, upper coupon barrier value or final barrier value. For the actual initial underlying value, lower coupon barrier value, upper coupon barrier value and final barrier value, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payments on the securities will be calculated based on the actual initial underlying value, lower coupon barrier value, upper coupon barrier value and final barrier value, and not the hypothetical values indicated below. For ease of analysis, figures below have been rounded.

Hypothetical initial underlying value:	100.00
Hypothetical lower coupon barrier value:	50.00 (50.00% of the hypothetical initial underlying value)
Hypothetical upper coupon barrier value:	100.00 (100.00% of the hypothetical initial underlying value)
Hypothetical final barrier value:	50.00 (50.00% of the hypothetical initial underlying value)

Hypothetical Examples of Contingent Coupon Payments and any Payment upon Automatic Early Redemption Following a Valuation Date that is also a Potential Autocall Date

The three hypothetical examples below illustrate how to determine whether a contingent coupon will be paid and whether the securities will be automatically redeemed following a hypothetical valuation date that is also a potential autocall date, assuming that the closing value of the underlying on the hypothetical valuation date is as indicated below.

	Hypothetical closing value of the underlying on hypothetical valuation date	Hypothetical payment per $1,000 security on related contingent coupon payment date
Example 1 Hypothetical Valuation Date #1	85 (greater than lower coupon barrier value; less than upper coupon barrier value)	$12.50 (first contingent coupon plus any previously unpaid first contingent coupon payments are paid; second contingent coupon is not paid; securities not redeemed)
Example 2 Hypothetical Valuation Date #2	35 (less than lower coupon barrier value)	$0.00 (no contingent coupon is paid; securities not redeemed)
Example 3 Hypothetical Valuation Date #3	105 (greater than lower coupon barrier value and upper coupon barrier value)	$1,115.00 (first contingent coupon and second contingent coupon plus any previously unpaid first contingent coupon and second contingent coupon payments are paid; securities redeemed)

Example 1: On hypothetical valuation date #1, the closing value of the underlying is greater than the lower coupon barrier value but less than the upper coupon barrier value. As a result, on the related contingent coupon payment date, investors in the securities would receive the first contingent coupon payment but would not receive the second contingent coupon payment, and the securities would not be automatically redeemed.

If the closing value of the underlying on any valuation date is greater than or equal to the lower coupon barrier value but less than the upper coupon barrier value, investors will receive only the first contingent coupon (and any previously unpaid first contingent coupon payments) on the immediately following coupon payment date.

Example 2: On hypothetical valuation date #2, the closing value of the underlying is less than the lower coupon barrier value. As a result, investors would not receive any contingent coupon payment on the related contingent coupon payment date and the securities would not be automatically redeemed.

Investors in the securities will not receive any contingent coupon on the contingent coupon payment date following a valuation date if the closing value of the underlying on that valuation date is less than the lower coupon barrier value.

Example 3: On hypothetical valuation date #3, the closing value of the underlying is greater than both the lower coupon barrier value and the upper coupon barrier value, which is equal to the initial underlying value. As a result, the securities would be automatically redeemed on the related contingent coupon payment date for an amount in cash equal to $1,000.00 plus the related first contingent coupon and second contingent coupon plus any previously unpaid first contingent coupon and second contingent coupon payments. Because no first contingent coupon payment was received in connection with hypothetical valuation date #2, investors in the securities would also receive the previously unpaid first contingent coupon payment on the related contingent coupon payment date, and because no second contingent coupon payments were received in connection with hypothetical valuation dates #1 or #2, investors in the securities would also receive the previously unpaid second contingent coupon payments on the related contingent coupon payment date.

PS-4

Citigroup Global Markets Holdings Inc.

If the condition for receiving the second contingent coupon is satisfied on any valuation date that is also a potential autocall date, the securities will be automatically called for redemption on the related contingent coupon payment date, and no further payments will be made on the securities.

If the hypothetical valuation date were not also a potential autocall date, the securities would not be automatically redeemed on the related contingent coupon payment date.

Hypothetical Examples of the Payment at Maturity on the Securities

The next three hypothetical examples illustrate the calculation of the payment at maturity on the securities, assuming that the securities have not been earlier automatically redeemed and that the final underlying value is as indicated below.

	Hypothetical final underlying value	Hypothetical payment at maturity per $1,000 security
Example 4	110 (greater than final barrier value and upper coupon barrier value)	$1,042.50 plus any previously unpaid first contingent coupon and second contingent coupon payments
Example 5	75 (greater than final barrier value and lower coupon barrier value; less than upper coupon barrier value)	$1,012.50 plus any previously unpaid first contingent coupon payments
Example 6	30 (less than final barrier value and lower coupon barrier value)	$300.00

Example 4: The final underlying value is greater than both the final barrier value and the upper coupon barrier value. Accordingly, at maturity, you would receive the stated principal amount of the securities plus the first contingent coupon and second contingent coupon due at maturity plus any previously unpaid first contingent coupon and second contingent coupon payments, but you would not participate in the appreciation of the underlying.

Example 5: The final underlying value is greater than the final barrier value and lower coupon barrier value but less than the upper coupon barrier value. Accordingly, at maturity, you would receive the stated principal amount of the securities plus the first contingent coupon due at maturity plus any previously unpaid first contingent coupon payments, but you would not receive a second contingent coupon or any previously unpaid second contingent coupon payments.

Example 6: The final underlying value is less than the final barrier value. Accordingly, at maturity, you would receive a payment per security calculated as follows:

Payment at maturity = $1,000.00 + ($1,000.00 × the underlying return)

= $1,000.00 + ($1,000.00 × -70.00%)

= $1,000.00 + -$700.00

= $300.00

In this scenario, because the final underlying value is less than the final barrier value, you would lose a significant portion of your investment in the securities. In addition, because the final underlying value is below the lower coupon barrier value, you would not receive any contingent coupon payment at maturity.

It is possible that the closing value of the underlying will be less than the lower coupon barrier value on each valuation date and less than the final barrier value on the final valuation date, such that you will not receive any contingent coupon payments over the term of the securities (including any previously unpaid contingent coupon payments) and will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.

PS-5

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

Risks relating to the securities

▪	You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the underlying has declined from the initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	You will not receive any contingent coupon on the contingent coupon payment date following any valuation date on which the closing value of the underlying is less than the lower coupon barrier value, and if the closing value of the underlying on any valuation date is greater than or equal to the lower coupon barrier value but less than the upper coupon barrier value, you will receive only the first contingent coupon on the immediately following coupon payment date. The first contingent coupon will be paid on a contingent coupon payment date if and only if the closing value of the underlying on the immediately preceding valuation date is greater than or equal to the lower coupon barrier value. If the closing value of the underlying on any valuation date is less than the lower coupon barrier value, you will not receive any contingent coupon payment on the immediately following contingent coupon payment date. Furthermore, the second contingent coupon will be paid on a contingent coupon payment date if and only if the closing value of the underlying on the immediately preceding valuation date is greater than or equal to the upper coupon barrier value. If the closing value of the underlying on any valuation date is less than the upper coupon barrier value, you will not receive the second contingent coupon payment on the immediately following contingent coupon payment date.

You will receive a previously unpaid first contingent coupon or second contingent coupon payment on a subsequent contingent coupon payment date if and only if the closing value of the underlying on the related valuation date is greater than or equal to the lower coupon barrier value or upper coupon barrier value, respectively. If the closing value of the underlying on each valuation date is below the lower coupon barrier value, you will not receive any contingent coupon payments over the term of the securities.

▪	Higher contingent coupon rates are associated with greater risk. The securities offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the pricing date for the securities, including the risk that you may not receive any contingent coupon payment on one or more, or any, contingent coupon payment dates and the risk that the value of what you receive at maturity may be significantly less than the stated principal amount of your securities and may be zero. The volatility of the closing value of the underlying is an important factor affecting these risks. Greater expected volatility of the closing value of the underlying as of the pricing date may result in a higher contingent coupon rate, but would also represent a greater expected likelihood as of the pricing date that the closing value of the underlying on one or more valuation dates will be less than the lower coupon barrier value, such that you will not receive one or more, or any, contingent coupon payments during the term of the securities and that the final underlying value will be less than the final barrier value, such that you will not be repaid the stated principal amount of your securities at maturity.

▪	You may not be adequately compensated for assuming the downside risk of the underlying. The potential contingent coupon payments on the securities are the compensation you receive for assuming the downside risk of the underlying, as well as all the other risks of the securities. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the securities could be lower than you anticipate because the coupon is “contingent” and you may not receive a first contingent coupon or second contingent coupon payment on one or more, or any, of the contingent coupon payment dates. Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the underlying, but also for all of the other risks of the securities, including the risk that the securities may be automatically redeemed prior to maturity, interest rate risk and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the securities, including the downside risk of the underlying.

▪	The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive contingent coupon payments. On any potential autocall date, the securities will be automatically called for redemption if the closing value of the underlying on that potential autocall date is greater than or equal to the initial underlying value. As a result, if the underlying performs in a way that would otherwise be favorable, the securities are likely to be automatically redeemed, cutting short your opportunity to receive contingent coupon payments. In particular, if the condition for receiving the second contingent coupon is satisfied on any valuation date that is also a potential autocall date, the securities will be automatically called for redemption on the related contingent coupon payment date, and no further payments will be made on the securities. If the securities are automatically redeemed prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

PS-6

Citigroup Global Markets Holdings Inc.

▪	The securities offer downside exposure to the underlying, but no upside exposure to the underlying. You will not participate in any appreciation in the value of the underlying over the term of the securities. Consequently, your return on the securities will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on the underlying over the term of the securities. In addition, as an investor in the securities, you will not receive any dividends or other distributions or have any other rights with respect to the underlying.

▪	The performance of the securities will depend on the closing value of the underlying solely on the valuation dates, which makes the securities particularly sensitive to volatility in the closing value of the underlying on or near the valuation dates. Whether the contingent coupon will be paid on any given contingent coupon payment date (and whether any previously unpaid contingent coupon payments will be paid) and whether the securities will be automatically redeemed prior to maturity will depend on the closing value of the underlying solely on the applicable valuation dates, regardless of the closing value of the underlying on other days during the term of the securities. If the securities are not automatically redeemed prior to maturity, what you receive at maturity will depend solely on the closing value of the underlying on the final valuation date, and not on any other day during the term of the securities. Because the performance of the securities depends on the closing value of the underlying on a limited number of dates, the securities will be particularly sensitive to volatility in the closing value of the underlying on or near the valuation dates. You should understand that the closing value of the underlying has historically been highly volatile.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the closing value of the underlying, the dividend yield on the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

PS-7

Citigroup Global Markets Holdings Inc.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the closing value of the underlying, the volatility of the closing value of the underlying, the dividend yield on the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing value of the underlying may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Our offering of the securities is not a recommendation of the underlying. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying or in instruments related to the underlying, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates may affect the closing value of the underlying in a way that negatively affects the value of and your return on the securities.

▪	The closing value of the underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions in the underlying or in financial instruments related to the underlying and may adjust such positions during the term of the securities. Our affiliates also take positions in the underlying or in financial instruments related to the underlying on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing value of the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying product supplement.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Non-U.S. investors should note that persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%. To the extent that we have withholding responsibility in respect of the securities, we intend to so withhold.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-8

Citigroup Global Markets Holdings Inc.

Risks relating to the S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER

The following discussion of risks relating to the S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER, which we refer to in this section as the “Index”, should be read together with the description of the Index in Annex A to this pricing supplement, which defines and further describes a number of the terms and concepts referred to in this section.

▪	The Index is highly risky because it may reflect highly leveraged exposure to the Underlying Futures Index and may therefore experience a decline that is many multiples of any decline in the Underlying Futures Index. The Index tracks exposure to the S&P 500 Futures Excess Return Index (which we refer to as the “Underlying Futures Index”) on a volatility targeted basis, less a decrement of 6% per annum. The Index has a volatility target of 35%, which it attempts to achieve by applying leverage to its exposure to the Underlying Futures Index (up to a maximum of 500%) when the implied volatility of the S&P 500® Index is less than the volatility target, and by reducing its exposure to the Underlying Futures Index below 100% when the implied volatility of the S&P 500® Index is greater than the volatility target. It is expected that the implied volatility of the S&P 500® Index will frequently be less than the volatility target, and therefore it is expected that the Index will frequently have leveraged (more than 100%) exposure to the Underlying Futures Index. If the Underlying Futures Index declines at a time when the Index has leveraged exposure to it, the decline in the Index will be equal to the decline in the Underlying Futures Index multiplied by the leverage (subject to further reduction as a result of the decrement). For example, if the Underlying Futures Index declines by 5% at a time when the Index has 500% leveraged exposure to the Underlying Futures Index, the Index will decline by 25% over that time (subject to further reduction as a result of the decrement). This potential for losses on a highly leveraged basis makes the Index highly risky.

▪	The Index may realize significant losses if it is not consistently successful in increasing exposure to the Underlying Futures Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of declines in the Underlying Futures Index. The Index methodology is premised on the following key assumptions: (1) that there will be an inverse relationship between performance and volatility, so that the Underlying Futures Index will tend to increase in times of lower volatility and decline in times of higher volatility; (2) that the implied volatility of the S&P 500® Index, as derived from the market prices of exchange-traded options on the S&P 500® Index on each weekly rebalancing date, will be an effective predictor of future volatility of the Underlying Futures Index over the next week; and (3) that 35% will be an effective level of volatility at which to draw the line between leveraged exposure and deleveraged exposure to the Underlying Futures Index. There is no guarantee that these assumptions will be proven correct over any given time period. If any of these assumptions does not prove to be consistently correct, then the Index may perform poorly as a result of having highly leveraged exposure to the Underlying Futures Index at a time of declines and/or having reduced exposure to the Underlying Futures Index at a time of increases.

▪	The Index may be adversely affected by a time lag in its volatility targeting mechanism. The Index resets the leveraged exposure of each sub-index to the Underlying Futures Index on a weekly basis. If the implied volatility of the S&P 500® Index at the rebalancing time on the rebalancing date for a given sub-index is relatively low, that sub-index will retain relatively high leveraged exposure to the Underlying Futures Index for the next week even if the volatility of the S&P 500® Index spikes and the Underlying Futures Index declines significantly in value immediately after the rebalancing time on that rebalancing date. That sub-index may consequently have highly leveraged exposure to a week’s worth of declines in the value of the Underlying Futures Index before it has a chance to reset its leverage. In the case of a sudden increase in volatility and a sudden decline in value, multiple sub-indexes may have highly leveraged exposure to declines over multiple days, and the Index may experience poor performance as a result. Conversely, if significant appreciation in the Underlying Futures Index follows closely on a period of high S&P 500® Index volatility, the time lag may cause the Index to have low exposure to the Underlying Futures Index when that appreciation occurs. Taken together, these factors may cause the Index to perform particularly poorly in a temporary market crash – a sudden significant decline that is quickly reversed. In that scenario, the Index would participate on a highly leveraged basis in the decline and then fail to participate fully in the recovery.

▪	The Index may be adversely affected by a “decay” effect. If the Index is not consistently successful in increasing exposure to the Underlying Futures Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of declines in the Underlying Futures Index, then the Index is also expected to be subject to a “decay” effect, which will exacerbate the decline that results from having highly leveraged exposure to declines in the Underlying Futures Index. The decay effect would result from the fact that each sub-index of the Index resets its leveraged exposure to the Underlying Futures Index on a weekly basis, and would manifest any time the Underlying Futures Index moves in one direction one week and another direction the next. The decay effect would result because resetting leverage after an increase but in advance of a decline would cause the Index to have increased exposure to that decline, and resetting leverage following a decline but in advance of an increase would cause the Index to have decreased exposure to that increase. The more this fact pattern repeats, the lower the performance of the Index would be relative to the performance of the Underlying Futures Index.

▪	The Underlying Futures Index is expected to underperform the S&P 500® Index because of an implicit financing cost. The Underlying Futures Index is a futures-based index. As a futures-based index, it is expected to reflect not only the performance of its reference index (the S&P 500® Index), but also the implicit cost of a financed position in that reference index. The cost of this financed position will adversely affect the value of the Underlying Futures Index. Any increase in market interest rates will be expected to further increase this implicit financing cost and will increase the negative effect on the performance of the Underlying Futures Index. Because of this implicit financing cost, the Underlying Futures Index is expected to underperform the total return performance of the S&P 500® Index.

PS-9

Citigroup Global Markets Holdings Inc.

▪	The performance of the Index will be reduced by a decrement of 6% per annum. The Index is a decrement index, which means that the value of each sub-index of the Index will be reduced at a rate of 6% per annum. The decrement will be a significant drag on the performance of the Index, potentially offsetting positive returns that would otherwise result from the Index methodology, exacerbating negative returns of the Index methodology and causing the level of the Index to decline steadily if the return of the Index methodology would otherwise be relatively flat. The Index will not appreciate unless the return of the Index methodology is sufficient to offset the negative effects of the decrement, and then only to the extent that the return of the Index methodology is greater than the decrement. As a result of the decrement, the level of the Index may decline even if the return of the Index methodology would otherwise have been positive.

▪	The Index may not fully participate in any appreciation of the Underlying Futures Index. At any time when the implied volatility of the S&P 500® Index is greater than the volatility target, the Index will have less than 100% exposure to the Underlying Futures Index and therefore will not fully participate in any appreciation of the Underlying Futures Index. For example, if the Index has 50% exposure to the Underlying Futures Index at a time when the Underlying Futures Index appreciates by 5%, the Index would appreciate by only 2.5% (before giving effect to the decrement). The decrement is deducted daily at a rate of 6% per annum even when the Index has less than 100% exposure to the Underlying Futures Index.

▪	The Index may perform less favorably than it would if its volatility targeting mechanism were based on an alternative volatility measure, such as actual realized volatility, rather than implied volatility. The Index attempts to achieve its volatility target by adjusting its exposure to the Underlying Futures Index based on the implied volatility of the S&P 500® Index. Implied volatility represents market expectations of future volatility as derived from the price of exchange-traded options on the S&P 500® Index. Market expectations of future volatility may not accurately forecast future volatility. Accordingly, relying on implied volatility may cause the Index to be less successful in maintaining its volatility target than it would have been if it had relied instead on an alternative measure of volatility, such as actual realized volatility. As a result, the Index may have lower participation in Underlying Futures Index increases, and greater participation in Underlying Futures Index declines, resulting in less favorable overall Index performance, than it would have had if another measure of volatility had been used.

▪	The Index may significantly underperform the S&P 500® Index. It is important to understand that the Index provides exposure to the S&P 500® Index that: (1) may be leveraged up to 500%, or alternatively may reflect less than 100% participation; (2) is reduced by an implicit financing cost; (3) may be subject to a decay effect; and (4) is reduced by a decrement of 6% per annum. As a result of these features, the Index may significantly underperform the S&P 500® Index. The Index is likely to significantly underperform the S&P 500® Index if it is not consistently successful in increasing exposure to the Underlying Futures Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of declines in the Underlying Futures Index. The Index may significantly underperform the S&P 500® Index even if it is consistently successful in these respects because of the implicit financing cost and the decrement, or because the reduced exposure the Index has to the Underlying Futures Index at a time of a decline may nevertheless reflect significantly greater than 100% participation in the decline of the Underlying Futures Index.

▪	The Index has limited actual performance information. The Index launched on May 10, 2024. Accordingly, the Index has limited actual performance data. Because the Index is of recent origin with limited performance history, an investment linked to the Index may involve a greater risk than an investment linked to one or more indices with an established record of performance. A longer history of actual performance may have provided more reliable information on which to assess the validity of the Index’s methodology. However, any historical performance of the Index is not an indication of how the Index will perform in the future.

▪	Hypothetical back-tested Index performance information is subject to significant limitations. All information regarding the performance of the Index prior to May 10, 2024 is hypothetical and back-tested, as the Index did not exist prior to that time. It is important to understand that hypothetical back-tested Index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

o	The sponsor of the Index developed the rules of the Index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the Index rules would have caused the Index to perform had it existed during the hypothetical back-tested period. The fact that the Index generally appreciated over any portion of the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the Index methodology.

o	The hypothetical back-tested performance of the Index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested Index performance information are not necessarily representative of the market conditions that will exist in the future.

o	SPXW options were not published as frequently prior to May 11, 2022 as they are now, and as a result the calculation of the hypothetical back-tested values of the Index prior to that date differs from the calculation of the Index today. The hypothetical back-tested performance of the Index prior to May 11, 2022 may therefore differ from how the Index would have performed if SPXW options had been available with expirations on every weekday, as they are now.

It is impossible to predict whether the Index will rise or fall. The actual future performance of the Index may bear no relation to the historical or hypothetical back-tested levels of the Index.

PS-10

Citigroup Global Markets Holdings Inc.

▪	An affiliate of ours participated in the development of the Index. CGMI worked with the sponsor of the Index in developing the guidelines and policies governing the composition and calculation of the Index, and in that role made judgments and determinations about the Index methodology. Although CGMI no longer has a role in making any judgments and determinations relating to the Index, the judgments and determinations previously made by CGMI could continue to have an impact, positive or negative, on the level of the Index and the value of your securities. CGMI was under no obligation to consider your interests as an investor in the securities in its role in developing the guidelines and policies governing the Index.

▪	Changes that affect the Index may affect the value of your securities. The sponsor of the Index may at any time make methodological changes or other changes in the manner in which it operates that could affect the value of the Index. We are not affiliated with the Index sponsor and, accordingly, we have no control over any changes such sponsor may make. Such changes could adversely affect the performance of the Index and the value of and your return on the securities.

PS-11

Citigroup Global Markets Holdings Inc.

Additional Terms of the Securities

Market disruption events. For purposes of determining whether a market disruption event occurs with respect to the S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER, each reference to the “Underlying Index” in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Definitions of Market Disruption Event and Scheduled Trading Day and Related Definitions” in the accompanying product supplement shall be deemed replaced with a reference to the “Underlying Index, the S&P 500 Futures Excess Return Index or the S&P 500® Index”.  References in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Definitions of Market Disruption Event and Scheduled Trading Day and Related Definitions” in the accompanying product supplement to the securities comprising an Underlying Index shall be deemed to include futures contracts comprising an Underlying Index.

PS-12

Citigroup Global Markets Holdings Inc.

Information About the S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER

For information about the S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER, see Annex A to this pricing supplement.

Hypothetical Back-tested and Historical Performance Information

This section contains hypothetical back-tested performance information for the S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER calculated by S&P Dow Jones Indices LLC.  All S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER performance information prior to May 10, 2024 is hypothetical and back-tested, as the S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER did not exist prior to that date.  Hypothetical back-tested performance information is subject to significant limitations.  The sponsor of the S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER developed the rules of the index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the rules would have caused the S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER to perform had it existed during the hypothetical back-tested period.  The fact that the S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER appreciated at any time during the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the index methodology.  Furthermore, the hypothetical back-tested performance of the S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER might look different if it covered a different historical period.  The market conditions that existed during the hypothetical back-tested period may not be representative of market conditions that will exist in the future.

In addition, the SPXW options used by the S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER to determine the implied volatility of the S&P 500® Index have traded with expirations on every weekday only since May 11, 2022.  When SPXW options were first launched in 2005, only Friday expirations were available.  Wednesday expirations were added on February 23, 2016; Monday expirations were added on August 15, 2016; Tuesday expirations were added on April 18, 2022; and Thursday expirations were added on May 11, 2022.  For purposes of calculating the hypothetical back-tested performance of the Index, the implied volatility for the one-week period ending on a weekday for which no SPXW option was then traded was calculated by interpolating between the SPXW options expiring immediately before and immediately after that weekday.  In addition, on September 30, 2016, due to data availability, the closing level of the S&P 500 Futures Excess Return Index on that day was used in lieu of its time-weighted average value.  For these reasons, the hypothetical back-tested performance of the S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER prior to May 11, 2022 may differ from how the S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER would have performed if SPXW options had been available with expirations on every weekday, as they are now, and if the time-weighted average value of the S&P 500 Futures Excess Return Index had been available on September 30, 2016.

It is impossible to predict whether the S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER will rise or fall.  By providing the hypothetical back-tested and historical performance information below, we are not representing that the S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER is likely to achieve gains or losses similar to those shown.  In fact, there are frequently sharp differences between hypothetical performance results and the actual results subsequently achieved by any particular investment.  One of the limitations of hypothetical performance information is that it did not involve financial risk and cannot account for all factors that would affect actual performance.  The actual future performance of the S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER may bear no relation to its hypothetical back-tested or historical performance.

Historical Information

The closing value of the S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER on April 30, 2025 was 374.9554. The graph below shows the hypothetical back-tested closing values of the S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER for the period from January 2, 2015 to May 9, 2024, and historical closing values of the S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER for the period from May 10, 2024 to April 30, 2025.  All data to the left of the vertical red line in the graph below are hypothetical and back-tested.  We obtained the closing values from Bloomberg L.P., without independent verification.  You should not take the hypothetical back-tested and historical values of the S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER as an indication of future performance.

S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER – Hypothetical Back-Tested and Historical Closing Values January 2, 2015 to April 30, 2025

PS-13

Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities.  In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	Any coupon payments on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the securities are uncertain, persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the securities, we intend to so withhold.  In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-14

Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $50.00 for each security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a fixed selling concession of $50.00 for each security they sell. For the avoidance of doubt, any fees or selling concessions described in this pricing supplement will not be rebated if the securities are automatically redeemed prior to maturity.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately twelve months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the twelve-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Karen Wang, Senior Vice President – Corporate Securities Issuance Legal of Citigroup Inc.  In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated February 14, 2024, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on February 14, 2024, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

PS-15

Citigroup Global Markets Holdings Inc.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Karen Wang, Senior Vice President – Corporate Securities Issuance Legal of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Karen Wang, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2025 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

PS-16

Citigroup Global Markets Holdings Inc.

Annex A
Description of the S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER

Overview

The S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER, which we refer to in this Annex as the “Index”, is calculated, maintained and published by S&P Dow Jones Indices LLC.  All information contained in this pricing supplement regarding the Index has been derived from information provided by S&P Dow Jones Indices LLC.  This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC.  S&P Dow Jones Indices LLC has no obligation to continue to publish, and may discontinue publication of, the Index.  The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only.  S&P Dow Jones Indices LLC is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.  The Index was first published on May 10, 2024, and therefore has a limited performance history.

The Index tracks exposure to the S&P 500 Futures Excess Return Index (which we refer to as the “Underlying Futures Index”) on a volatility targeted basis, less a decrement of 6% per annum.  The Index has a volatility target of 35%, which it attempts to achieve by applying leverage to its exposure to the Underlying Futures Index (up to a maximum of 500%) when the implied volatility of the S&P 500® Index is less than the volatility target, and by reducing its exposure to the Underlying Futures Index below 100% when the implied volatility of the S&P 500® Index is greater than the volatility target.

The Underlying Futures Index tracks the performance of a hypothetical investment, rolled quarterly, in futures contracts on the S&P 500® Index, and accordingly is expected to reflect the performance of the S&P 500® Index less an implicit financing cost, as described in more detail in Annex B to this pricing supplement.  The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity market. For more information about the S&P 500® Index, see “Equity Index Descriptions—The S&P U.S. Indices” in the accompanying underlying supplement.

The Index methodology is premised on the following key assumptions: (1) that there will be an inverse relationship between performance and volatility, so that the Underlying Futures Index will tend to increase in times of lower volatility and decline in times of higher volatility; (2) that the implied volatility of the S&P 500® Index, as derived from the market prices of exchange-traded options on the S&P 500® Index on each weekly rebalancing date, will be an effective predictor of future volatility of the Underlying Futures Index over the next week; and (3) that 35% will be an effective level of volatility at which to draw the line between leveraged exposure and deleveraged exposure to the Underlying Futures Index.  If these assumptions prove to be consistently correct, then the Index has the potential to outperform the Underlying Futures Index by participating in increases on a leveraged basis and declines on a deleveraged basis.  There is no guarantee, however, that these assumptions will be proven correct over any given time period.  If any of these assumptions does not prove to be consistently correct, then the Index may perform poorly as a result of having highly leveraged exposure to the Underlying Futures Index at a time of declines and/or having reduced exposure to the Underlying Futures Index at a time of increases.

If the Index is not consistently successful in increasing exposure to the Underlying Futures Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of declines in the Underlying Futures Index, then the Index is also expected to be subject to a “decay” effect, which will exacerbate the decline in the Index that results from having highly leveraged exposure to declines in the Underlying Futures Index.  The decay effect would result from the fact that each sub-index of the Index resets its leveraged exposure to the Underlying Futures Index on a weekly basis (as described in more detail below), and would manifest any time the Underlying Futures Index moves in one direction one week and another direction the next.  The decay effect would result because resetting leverage after an increase but in advance of a decline would cause the Index to have increased exposure to that decline, and resetting leverage following a decline but in advance of an increase would cause the Index to have decreased exposure to that increase.  The more this fact pattern repeats, the lower the performance of the Index would be relative to the performance of the Underlying Futures Index.

It is important to understand that the Index provides exposure to the S&P 500® Index that:

1.	may be leveraged up to 500%, or alternatively may reflect less than 100% participation;

2.	is reduced by an implicit financing cost;

3.	may be subject to a decay effect; and

4.	is reduced by a decrement of 6% per annum.

As a result of these features, the Index may significantly underperform the S&P 500® Index.  The Index is likely to significantly underperform the S&P 500® Index if it is not consistently successful in increasing exposure to the Underlying Futures Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of declines in the Underlying Futures Index.  The Index may significantly underperform the S&P 500® Index even if it is consistently successful in these respects because of the implicit financing cost and the decrement, or because the reduced exposure the Index has to the Underlying Futures Index at a time of a decline may nevertheless reflect significantly greater than 100% participation in the decline of the Underlying Futures Index.

Certain features of the Index – including the fact that it references the Underlying Futures Index, and not the S&P 500® Index directly, and the decrement of 6% per annum – are designed to reduce the cost to us and our affiliates of hedging transactions that we intend to enter into in connection with the securities as compared to an otherwise comparable index without these features.  These features will reduce the performance of the Index as compared to an otherwise comparable index without these features.  The reduced cost of hedging may make it possible for certain terms of the securities to be more favorable to you than would otherwise be the case.  However, there can be no assurance that these more favorable terms will offset the negative effects of these features on the performance of the Index, and your return on the securities may ultimately be less favorable than it would have been without these more favorable terms but with an index that does not contain these features.

PS-17

Citigroup Global Markets Holdings Inc.

The Index is reported by Bloomberg L.P. under the ticker symbol “SPXF3EV6.”

There are no actual assets to which any investor is entitled by virtue of an investment linked to the Index.  The Index is merely a mathematical calculation that is performed in accordance with the methodology described in this section.

This description of the Index is only a summary of the rules by which the Index is calculated.  You should understand that this summary is more general than the precise mathematical formulations used to calculate the Index.  The mathematical calculation of the Index is described in the Index rules, which are maintained and subject to change by S&P Dow Jones Indices LLC.  The Index will be governed by and calculated in accordance with the mathematical and other terms set forth in the Index rules, and not this description of the Index.  If this description of the Index conflicts with the Index rules, the Index rules control.

Citigroup Global Markets Inc. (“CGMI”) worked with the sponsor of the Index in developing the guidelines and policies governing the composition and calculation of the Index, and in that role made judgments and determinations about the Index methodology.  Although CGMI no longer has a role in making any judgments and determinations relating to the Index, the judgments and determinations previously made by CGMI could continue to have an impact, positive or negative, on the level of the Index and the value of your securities.  CGMI was under no obligation to consider your interests as an investor in the securities in its role in developing the guidelines and policies governing the Index.

Volatility Targeting

The Index seeks to reflect exposure to the Underlying Futures Index while maintaining an Index volatility at its volatility target of 35%.  The Index divides its exposure to the Underlying Futures Index into five sub-indexes, each corresponding to a weekday.  There is one sub-index for Monday, one for Tuesday, and so on.  Each sub-index is set to represent 20% of the Index value on the weekday corresponding to that sub-index, which we refer to as the “rebalancing date” for that sub-index.  The Index value on any given day is the weighted sum of the five sub-index values on that day.

On each weekday, the Index resets the leverage of the sub-index for that weekday with respect to the performance of the Underlying Futures Index over the next week.  We refer to the degree of exposure that a given sub-index has to the Underlying Futures Index from one rebalancing date for that sub-index to the next as the “leverage” of that sub-index.  The leverage of each sub-index that is set on each rebalancing date for that sub-index will be equal to (a) the Index’s volatility target of 35% divided by (b) the implied volatility of the S&P 500® Index as observed on that rebalancing date, subject to a maximum of 500%.

For example, if the implied volatility of the S&P 500® Index on the rebalancing date for a sub-index were 17.50%, that sub-index would reflect 200% leverage with respect to the performance of the Underlying Futures Index from that rebalancing date to the next rebalancing date for that sub-index (calculated as the volatility target of 35% divided by the implied volatility of 17.50%).  If a sub-index were to have 200% leverage with respect to the performance of the Underlying Futures Index from one rebalancing date to the next, that would mean that the change in value of that sub-index would be 200% of the return of the Underlying Futures Index over that period, whether positive or negative, before giving effect to the decrement.  Accordingly, if the return of the Underlying Futures Index were -5% over that period, the change in value of that sub-index would be -10% over that same period, before giving effect to the decrement.

As an alternative example, if the implied volatility of the S&P 500® Index on the rebalancing date for a sub-index were 43.75%, that sub-index would reflect 80% leverage with respect to the performance of the Underlying Futures Index from that rebalancing date to the next rebalancing date for that sub-index (calculated as the volatility target of 35% divided by the implied volatility of 43.75%).  In this circumstance, the change in value of that sub-index from the applicable rebalancing date to the next would be 80% of the return of the Underlying Futures Index over that period, whether positive or negative, before giving effect to the decrement.  Accordingly, if the return of the Underlying Futures Index were 5% over that period, the change in value of that sub-index would be 4% over that same period, before giving effect to the decrement.  At any time when any sub-index has less than 100% leverage with respect to the Underlying Futures Index, a portion of the sub-index corresponding to the difference may be thought of as effectively uninvested, and no interest or other return will accrue on that portion.

The leveraged exposure of a sub-index to the Underlying Futures Index is reset intraday on each rebalancing date for that sub-index based on:

•	the average of the implied volatility of the S&P 500® Index calculated every minute during a calculation window from 11:30 a.m. to 11:35 a.m., Eastern time, on that rebalancing date;

•	the value of the Index and the applicable sub-index at 11:35 a.m., Eastern time, on that rebalancing date; and

•	the time-weighted average value (an average of snapshots of the value throughout the applicable window) of the Underlying Futures Index during the window (the “rebalancing window”) from 12:50 p.m. to 1:00 p.m., Eastern time, on that rebalancing date.

We refer to 1:00 p.m., Eastern time, on the rebalancing date for a sub-index as the “rebalancing time” on that rebalancing date.

The closing value of a sub-index on any day after the most recent rebalancing time for that sub-index, including on the rebalancing date on which the rebalancing time occurs, will reflect the performance of the Underlying Futures Index from its time-weighted average value at that rebalancing time to its closing value on such day multiplied by the leverage for that sub-index that was reset at that rebalancing time, less the decrement.

PS-18

Citigroup Global Markets Holdings Inc.

The value of each sub-index between rebalancing times is floored at 25% of the time-weighted average value of the sub-index at the immediately preceding rebalancing time (determined during the rebalancing window).  As a result, the maximum amount by which the value of any sub-index may decline from one rebalancing time to the next is 75%.

If a rebalancing date for any sub-index is a holiday, that rebalancing date will be postponed to the next weekday that is not a holiday.  In addition, for scheduled or unscheduled full-day market closures or intraday closures (where the term “closure” is deemed to include a lack of data availability), the applicable sub-index will rebalance on the next business day when all necessary data is available.

Implied Volatility

The Index resets the leverage of each sub-index with respect to the Underlying Futures Index on each rebalancing date for that sub-index based on a measure of the implied volatility of the S&P 500® Index over the next week as observed on that rebalancing date.  Volatility is a measure of the magnitude and frequency of changes in the value of an asset measured at specified intervals over a given time period.  The greater the magnitude and frequency of changes in value, the greater the volatility.  Implied volatility is a measure of the expected future volatility of an asset that is derived from the price of options on that asset.  The theoretical value of an option is determined to a significant degree by the volatility of the underlying asset.  Accordingly, if one makes assumptions about the other inputs to the theoretical value of an option, one can derive the volatility of the underlying asset that is implied by the market price of that option.

The Index derives the implied volatility of the S&P 500® Index from the prices of S&P 500 Weeklys (SPXW) options traded on the Cboe options exchange.  SPXW options are options on the S&P 500® Index with expiration dates (and a PM expiration time of 4:00 p.m.) on each weekday, except for market holidays.  The Index determines the implied volatility of the S&P 500® Index on a rebalancing date for a sub-index based on the market prices of SPXW options expiring on the next rebalancing date for that sub-index.

The Index uses the following inputs to the Black theoretical option pricing model to derive implied volatility:

•	a risk-free interest rate based on US Treasury yield curve rates (captured from the US Department of the Treasury website around 6:00 p.m., New York time, every day and used for the following business day) to which linear interpolation is applied to derive the yield to the next rebalancing date;

•	a forward price for the S&P 500® Index calculated at each minute from 11:30 a.m. to 11:35 a.m., Eastern time, based on the difference between the mid-price (the average of bid and ask prices) of at-the-money call and put options on the S&P 500® Index, where the at-the-money call and put options are the options with a strike price where the difference between the call and put mid-prices is the smallest; and

•	a time to expiration equal to the amount of time from the rebalancing time on the current rebalancing date to the PM expiration time of SPXW options on the next rebalancing date.

The Index uses these inputs and the Black theoretical option pricing model to derive implied volatility from the prices of SPXW call options that are at-the-money or have strike prices that are out-of-the-money (i.e., are above the at-the-money strike) and SPXW put options that are at-the-money or have strike prices that are out-of-the-money (i.e., are below the at-the-money strike).  (The Index excludes options with a “delta” of less than 1%, where “delta” is a measurement of how sensitive the change in the value of the option is to changes in the value of the S&P 500® Index.)  The Index calculates an implied volatility from these prices at the end of every minute during a calculation window from 11:30 a.m. to 11:35 a.m., Eastern time.  The average of those implied volatilities on a given rebalancing date is the implied volatility of the S&P 500® Index that the Index uses to reset the leverage of the applicable sub-index on that rebalancing date.

The implied volatility measured by the Index is a one-week implied volatility (subject to the following paragraph), in that it reflects market expectations of volatility over the one-week period from one rebalancing date to the next, but is expressed in annualized terms.

If a given weekday is a holiday, then the sub-index that would normally rebalance on that weekday will instead be rebalanced on the next weekday that is not a holiday.  For example, if a Monday is a holiday, then the Monday sub-index would rebalance instead on the following Tuesday.  In that event, the Index would rebalance two sub-indexes on that Tuesday – the Monday sub-index and the Tuesday sub-index.  The Monday sub-index would be rebalanced based on the implied volatility determined on that Tuesday for the period from that Tuesday to the next Monday (assuming the next Monday is not a holiday), and the Tuesday sub-index would be rebalanced based on the implied volatility determined on that Tuesday for the period from that Tuesday to the next Tuesday.

Decrement

The Index is a decrement index, which means that the value of each sub-index of the Index will be reduced at a rate of 6% per annum.  The 6% decrement is calculated between rebalancing dates on the time-weighted average value of the applicable sub-index at the most recent rebalancing time.

The decrement will be a significant drag on the performance of the Index.

Comparison of Hypothetical Back-Tested and Historical S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER Performance Against Historical S&P 500® Index Performance

PS-19

Citigroup Global Markets Holdings Inc.

The following graphs set forth a comparison of the hypothetical back-tested and historical performance of the S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER against the historical performance of the S&P 500® Index.  The first graph shows comparative performance data for the period from January 2, 2015 through April 30, 2025, each normalized to have a closing value of 100.00 on January 2, 2015 to facilitate a comparison.  The second graph shows comparative performance data for the period from January 3, 2022 through April 30, 2025, each normalized to have a closing value of 100.00 on January 3, 2022 to facilitate a comparison.  The performance of the S&P 500® Index shown below is its price return performance – i.e., its performance without reflecting dividends. The total return performance of the S&P 500® Index (i.e., its performance reflecting dividends) would be greater than the price return performance shown below.

All S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER performance information prior to May 10, 2024 is hypothetical and back-tested, as the S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER did not exist prior to that date.  Hypothetical back-tested performance information is subject to the significant limitations described above under “Information About the S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER”.

In the graphs below, references to “SPXF3EV6” are to the S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER and references to “SPX” are to the S&P 500® Index.

January 2, 2015 to April 30, 2025

January 3, 2022 to April 30, 2025

PAST PERFORMANCE OF THE S&P 500 FUTURES 35% EDGE VOLATILITY 6% DECREMENT INDEX (USD) ER AND RELATIVE PERFORMANCE BETWEEN THE S&P 500 FUTURES 35% EDGE VOLATILITY 6% DECREMENT INDEX (USD) ER AND THE S&P 500 INDEX ARE NOT INDICATIVE OF FUTURE PERFORMANCE

PS-20

Citigroup Global Markets Holdings Inc.

Using the historical performance information from the graphs above, the table below shows the annualized (annually compounded) performance of the S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER as compared to the S&P 500® Index for the last year, the last three years and the last five years, each as of April 30, 2025.

	S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER	S&P 500® Index
Last 1 Year	-10.39%	10.59%
Last 3 Years	2.21%	10.44%
Last 5 Years	8.81%	13.83%

License Agreement

S&P Dow Jones Indices LLC (“S&P Dow Jones”) and Citigroup Global Markets Inc. have entered into an exclusive license agreement providing for the license to Citigroup Inc. and its affiliates, in exchange for a fee, of the right to use indices owned and published by S&P Dow Jones in connection with certain financial products, including the securities. “Standard & Poor’s” and “S&P” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”). “Dow Jones” is a registered trademark of Dow Jones Trademark Holdings, LLC (“Dow Jones”). Trademarks have been licensed to S&P Dow Jones and have been licensed for use by Citigroup Inc. and its affiliates.

The license agreement between S&P Dow Jones and Citigroup Global Markets Inc. provides that the following language must be stated in this pricing supplement:

“The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones, Dow Jones, S&P or their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly. S&P Dow Jones Indices’ only relationship to Citigroup Inc. and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P Dow Jones Indices and of the Index, which is determined, composed and calculated by S&P Dow Jones Indices without regard to Citigroup Inc., its affiliates or the securities. S&P Dow Jones Indices have no obligation to take the needs of Citigroup Inc., its affiliates or the holders of the securities into consideration in determining, composing or calculating the Index.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the timing of, prices at or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the securities.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND S&P DOW JONES INDICES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P DOW JONES INDICES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP INC., HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P DOW JONES INDICES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND CITIGROUP INC.”

PS-21

Citigroup Global Markets Holdings Inc.

Annex B
Description of the S&P 500 Futures Excess Return Index

We have derived all information contained in this pricing supplement regarding the S&P 500 Futures Excess Return Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC. The S&P 500 Futures Excess Return Index was developed by Standard & Poor’s Financial Services LLC (“S&P”) and is calculated, maintained and published by S&P Dow Jones Indices LLC.  S&P Dow Jones Indices LLC has no obligation to continue to publish, and may discontinue the publication of, the S&P 500 Futures Excess Return Index.

The S&P 500 Futures Excess Return Index tracks futures contracts on the S&P 500® Index.  The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”  The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity market.  For more information about the S&P 500® Index, see “Equity Index Descriptions—The S&P U.S. Indices” in the accompanying underlying supplement.  We refer to the S&P 500® Index as the “reference index” for the S&P 500 Futures Excess Return Index.

The S&P 500 Futures Excess Return Index is a futures-based index.  As a futures-based index, it is expected to reflect not only the performance of its reference index (the S&P 500® Index), but also the implicit cost of a financed position in that reference index.  The cost of this financed position will adversely affect the value of the S&P 500 Futures Excess Return Index.  Any increase in market interest rates will be expected to further increase this implicit financing cost and will increase the negative effect on the performance of the S&P 500 Futures Excess Return Index.  Because of this implicit financing cost, the S&P 500 Futures Excess Return Index is expected to underperform the total return performance of the S&P 500® Index.

The S&P 500 Futures Excess Return Index launch date was August 2, 2010, and it is reported by Bloomberg L.P. under the ticker symbol “SPXFP.”

Index Calculation

The S&P 500 Futures Excess Return Index tracks the performance of a hypothetical position, rolled quarterly, in the nearest-to-expiration E-mini S&P 500 futures contract.  Constructed from E-mini S&P 500 futures contracts, the S&P 500 Futures Excess Return Index includes provisions for the replacement of the current E-mini S&P 500 futures contract in the S&P 500 Futures Excess Return Index as such futures contract approaches expiration (also referred to as “rolling”).  This replacement occurs over a one-day rolling period every quarter, which is five days prior to the last trade date of the futures contract.

The S&P 500 Futures Excess Return Index is calculated from the price change of the underlying E-mini S&P 500 futures contract. On any trading date, t, the value of the S&P 500 Futures Excess Return Index is calculated as follows:

Where:

=	The value of the S&P 500 Futures Excess Return Index on the current day, t
=	The value of the S&P 500 Futures Excess Return Index on the preceding day on which the S&P 500 Futures Excess Return Index was calculated, t-1
=	The Contract Daily Return from day t-1 to day t, defined as:
=	The daily contract reference price of the futures contract, which is the official closing price, as designated by the exchange

Market disruptions are situations where the exchange has failed to open so that no trading is possible due to unforeseen events, such as computer or electric power failures, weather conditions or other events.  If any such event happens on the roll date, the roll will take place on the next business day on which no market disruptions exist.

The S&P 500 Futures Excess Return Index is an excess return index, which in this context means that its performance will be based solely on changes in the settlement price of its underlying futures contract.  An excess return index is distinct from a total return index, which, in addition to changes in the settlement price of the underlying futures contract, would reflect interest on a hypothetical cash position collateralizing that futures contract.

E-mini S&P 500 futures contracts

E-mini S&P 500 futures contracts were introduced in 1997 and are traded on the Chicago Mercantile Exchange under the ticker symbol “ES.”  The Chicago Mercantile Exchange trades E-mini S&P 500 futures contracts with expiration dates in March, June, September and December of each year.

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Citigroup Global Markets Holdings Inc.

E-mini S&P 500 futures contracts differ from the futures contracts described below under “—Futures Contracts Generally” in that E-mini S&P 500 futures contracts are cash settled only, meaning that the 500 stocks composing the S&P 500® Index are not actually delivered upon settlement of the futures contract.  Therefore, the E-mini S&P 500 futures contracts are not contracts to actually buy and sell the stocks in the S&P 500® Index.  In all other relevant respects, however – including daily “mark to market” and realization of gains or losses based on the difference between the current settlement price and the initial futures price – the E-mini S&P 500 futures contracts are similar to those described below under “—Futures Contracts Generally.”

Futures Contracts Generally

Generally speaking, a futures contract is an agreement to buy or sell an underlying asset on a future expiration date at a price that is agreed upon today.  If the underlying asset is worth more on the expiration date than the price specified in the futures contract, then the purchaser of that contract will achieve a gain on that contract, and if it is worth less, the purchaser will incur a loss.

For example, suppose that a futures contract entered into in January calls for the purchaser to buy the underlying asset in April at a price of $1,000. If the underlying asset is worth $1,200 in April, then upon settlement of the futures contract in April the purchaser will buy for $1,000 an underlying asset worth $1,200, achieving a $200 gain.  Conversely, if the underlying asset is worth $800 in April, then upon settlement of the futures contract in April the purchaser will buy for $1,000 an underlying asset worth only $800, incurring a $200 loss.

The gain or loss to the purchaser of this futures contract is different from the gain or loss that could have been achieved by the direct purchase of the underlying asset in January and the sale of that underlying asset in April.  This is because a futures contract is a “leveraged” way to invest in the underlying asset.  In other words, purchasing a futures contract is similar to borrowing money to buy the underlying asset, in that (i) it enables an investor to gain exposure to the underlying asset without having to pay the full cost of it up front and (ii) it entails a financing cost.

This financing cost is implicit in the difference between the spot price of the underlying asset and the futures price.  A “futures price” is the price at which market participants may agree today to buy or sell the underlying asset in the future, and the “spot price” is the current price of the underlying asset for immediate delivery.  The futures price is determined by market supply and demand and is independent of the spot price, but it is nevertheless generally expected that the futures price will be related to the spot price in a way that reflects a financing cost (because if it did not do so there would be an opportunity for traders to make sure profits, known as “arbitrage”).  For example, if January’s futures price is $1,000, January’s spot price may be $975. If the underlying asset is worth $1,200 in April, the gain on the futures contract would be $200 ($1,200 minus $1,000), while the gain on a direct investment made at the January spot price would have been $225 ($1,200 minus $975).  The lower return on the futures contract as compared to the direct investment reflects this implicit financing cost.  Because of this financing cost, it is possible for a purchaser to incur a loss on a futures contract even if the spot price of the underlying asset increases over the term of the futures contract.  The amount of this financing cost is expected to increase as general market interest rates increase.

Futures contracts are standardized instruments that are traded on an exchange.  On each trading day, the exchange determines a settlement price (which may also be referred to as a closing price) for that futures contract based on the futures prices at which market participants entered into that futures contract on that day.  Open positions in futures contracts are “marked to market” and margin is required to be posted on each trading day.  This means that, on each trading day, the current settlement price for a futures contract is compared to the futures price at which the purchaser entered into that futures contract. If the current settlement price has decreased from the initial futures price, then the purchaser will be required to deposit the decrease in value of that futures contract into an account.  Conversely, if the current settlement price has increased, the purchaser will receive that cash value in its account.  Accordingly, gains or losses on a futures contract are effectively realized on a daily basis up until the point when the position in that futures contract is closed out.

Because futures contracts have expiration dates, one futures contract must be rolled into another if there is a desire to maintain a continuous position in futures contracts on (rather than take delivery of) a particular underlying asset.  This is typically achieved by closing out the position in the existing futures contract as its expiration date approaches and simultaneously entering into a new futures contract (at a new futures price based on the futures price then prevailing) with a later expiration date.

Comparison of Historical S&P 500 Futures Excess Return Index Performance Against Historical S&P 500® Index Performance

The following graph sets forth a comparison of the historical performance of the S&P 500 Futures Excess Return Index against the historical performance of the S&P 500® Index from January 2, 2015 through April 30, 2025, each normalized to have a closing value of 100.00 on January 2, 2015 to facilitate a comparison.  The performance of the S&P 500® Index shown below is its price return performance – i.e., its performance without reflecting dividends.  The total return performance of the S&P 500® Index (i.e., its performance reflecting dividends) would be greater than the price return performance shown below.

In the graph below, references to “SPXFP” are to the S&P 500 Futures Excess Return Index and references to “SPX” are to the S&P 500® Index.

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Citigroup Global Markets Holdings Inc.

PAST PERFORMANCE OF THE S&P 500 FUTURES EXCESS RETURN INDEX AND RELATIVE PERFORMANCE BETWEEN THE S&P 500 FUTURES EXCESS RETURN INDEX AND THE S&P 500 INDEX ARE NOT INDICATIVE OF FUTURE PERFORMANCE

Using the historical performance information from the graph above, the table below shows the annualized (annually compounded) performance of the S&P 500 Futures Excess Return Index as compared to the S&P 500® Index for the last year, the last three years and the last five years, each as of April 30, 2025.

	S&P 500 Futures Excess Return Index	S&P 500® Index
Last 1 Year	5.57%	10.59%
Last 3 Years	6.61%	10.44%
Last 5 Years	11.93%	13.83%
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